                                                                   Exhibit 12(a)



                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges


                                                                           Fiscal       Fiscal
                                                  Six Months Ended       Year Ended   Year Ended
                                                    December 31,           June 30,     June 30,
                                                  1998         1997         1998         1997
                                                 -------      -------      -------      -------
                                                                  (millions)
Income (loss) from continuing
operations before tax                            $  (157)     $   371      $ 1,611      $   726

Add (deduct):
Dividends from equity companies                       37           28           56          107

Fixed charges                                        211          158          406          376
Interest capitalized, net of amortization             (7)          (1)          (2)          (2)
                                                 -------      -------      -------      -------
Earnings available for fixed charges             $    84      $   556      $ 2,071      $ 1,207
                                                 -------      -------      -------      -------

Fixed Charges:
Interest Expense                                 $   182      $   133      $   357      $   326
Portion of rent expense deemed to
represent interest factor                             29           25           49           50
                                                 -------      -------      -------      -------

Fixed Charges                                    $   211      $   158      $   406      $   376
                                                 -------      -------      -------      -------
Ratio of Earnings to Fixed Charges                   (a)          3.5x         5.1x         3.2x
                                                 =======      =======      =======      =======

(a) Fixed charges exceeded earnings by $127 million for the six month period ended December 31, 1998.